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                                                                      Exhibit 15


January 28, 1994



To the Stockholders
Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Overseas Shipholding Group, Inc. for the registration of
3,450,000 shares of its common stock of our reports dated May 10, 1993, August 9, 1993 and November 8, 1993 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in Forms 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.







                                                                   ERNST & YOUNG